InspireMD Announces the Start of Patient Enrollment in an
Investigator Initiated Trial of CGuard™ EPS in Russia

CGuard™ Embolic Prevention System (EPS) to be Randomized Against
Abbott’s RX ACCULINK® Carotid Stent System

Tel Aviv, Israel—October 9, 2017 - InspireMD, Inc. (NYSE AMER:NSPR), a leader in Embolic Prevention Systems (EPS) / thrombus management technologies and neurovascular devices, today announced the start of patient enrollment in an investigator initiated trial in Russia, entitled: Independent Randomized Trial in Carotid Artery Revascularization Comparing the Stent (Acculink™) Versus CGuard™EPS. The objective of the trial is to assess the neuro protection and clinical superiority of the minimally invasive interventional procedure with the CGuard™ EPS versus Abbott’s RX ACCULINK® Carotid Stent in subjects at high risk for Carotid Endarterectomy (CEA), a surgical procedure.

The trial is a single center randomized trial with two interventional arms comparing CGuard™ EPS to Acculink™. The trial will enroll 100 consecutive eligible patients with 50 patients in each arm. The primary endpoint of the trial will be new ischemic areas in the brain within 24 to 48 hrs post procedure, and new lesion permanence at 30-days as determined by Diffusion-Weighted Magnetic Resonance Imaging (DWMRI). Each patient will receive clinical and ultrasound follow-up at 1 year. The trial will be conducted at the Center of Vascular and Hybrid Surgery within the Scientific Research Institute of Circulation Pathology in Novosibirsk, which is associated with the Novosibirsk State University, one of Russia’s top three universities (QS World University Rankings® 2016). The research will be lead by Professor Andrei Karpenko, the head of the vascular surgery department.

Professor Karpenko commented, “Having been aware of the very impressive data supporting the use of CGuard EPSTM for the treatment of carotid artery stenosis, we are excited to now have the opportunity to evaluate this system versus Abbott’s RX ACCULINK® which is widely used in Russia today.”

James Barry, PhD, Chief Executive Officer of InspireMD, commented, “We are honored that Professor Karpenko and his team have elected to study CGuardTM EPS in this Vascular Surgeon led clinical trial at the Center of Vascular and Hybrid Surgery within the Scientific Research Institute of Cardiovascular Pathology in Novosibirsk. We understand the first patients have been enrolled and treated in the trial and we look forward to the results at the conclusion of the trial. Once again, we believe that this trial will reinforce our current CGuardTM clinical data, and continue to validate the growing interest and support in CGuardTM across all clinical specialties treating carotid artery disease.”

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com